Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (form S-8) pertaining to the Amended and Restated Western Stock Option Plan, Coal International plc Stock Option Plan, and Cambrian Deed of Option Grant for a Certain Employee of Western Coal Corp., of our reports dated February 28, 2011, with respect to the consolidated financial statements of Walter Energy, Inc., and the effectiveness of internal control over financial reporting of Walter Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Tampa, Florida

April 5, 2011